UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-2

Tax-Free Fixed Income Fund II for Puerto Rico Residents, Inc.

(Name of Registrant as Specified in its Charter)

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☐	Fee paid previously with preliminary materials.
☐	Fee amount computed on table in exhibit as required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Tax-Free Fixed Income Fund II for Puerto Rico Residents, Inc.

250 Muñoz Rivera Avenue

American International Plaza, Tenth Floor

San Juan, Puerto Rico 00918

SUPPLEMENT TO PROXY STATEMENT RELATED
TO THE 2026 ANNUAL MEETING OF SHAREHOLDERS

The following information supplements the Proxy Statement (the “Proxy Statement”) of Tax-Free Fixed Income Fund II for Puerto Rico Residents, Inc. (the “Fund”) filed by the Fund with the Securities and Exchange Commission on December 23, 2025 in connection with the Fund’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”). The 2026 Annual Meeting is scheduled to be convened on January 29, 2026. This supplement should be read in conjunction with the Proxy Statement.

On December 30, 2025, Ocean Capital LLC (“Ocean Capital”) submitted notice to the Fund stating its intention to nominate three director candidates for election at the 2026 Annual Meeting (the “Nomination Notice”). The Nomination Notice stated that Ocean Capital had submitted a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act on August 5, 2025 (the “14a-8 Proposal”).

Prior to receipt of the Nomination Notice, the Fund was not aware of the 14a-8 Proposal. The Fund has conducted a thorough search of its records to confirm whether the 14a-8 Proposal was received by the Fund. On January 6, 2026, the Fund confirmed that notice of the 14a-8 Proposal was delivered by FedEx at the Fund’s principal executive offices on or about August 6, 2025, but was inadvertently disregarded by the Fund.

In the event that the Fund determines to exclude the 14a-8 Proposal from its proxy materials for the 2026 Annual Meeting, the Fund will provide notice to the staff of the Division of Investment Management of the Securities and Exchange Commission and Ocean Capital consistent with applicable law. In the event the Fund determines to include the 14a-8 Proposal in its proxy materials for the 2026 Annual Meeting, the Fund will amend and restate the Proxy Statement and distribute it to all shareholders entitled to notice of and to vote at the 2026 Annual Meeting.